Exhibit a(2)

FORM OF RESTATED
CERTIFI CATE OF TRUST
OF
SIERRA TOTAL RETURN FUND

THIS Restated Certificate of Trust of Sierra Total Return Fund (the “Trust”) is being duly filed by the undersigned, as trustee, to amend and restate the currently effective Certificate of Trust of the Trust (the “Certificate of Trust”) under the Delaware Statutory Trust Act (12 Del. Code, § 3801 et seq.) (the “Act”). The original certificate of trust of the Trust was filed with the Secretary of State of the State of Delaware on January 26, 2016 (the “Original Certificate of Trust”).

This Certificate of Trust shall be amended and restated in its entirety to read as follows:

1.          Name. The name of the statutory trust is Sierra Total Return Fund.

2.          Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3.          Investment Company. The Trust is a registered investment company under the Investment Company Act of 1940, as amended.

4.          Series. Pursuant to Section 3806(b)(2) of the Act, the Trust may issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a "Series").

5.          Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6.          Effective Date. This Restated Certificate of Trust shall be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Seth Taube
Trustee